Exhibit 99.2

In connection with the waiver of the requirement of Item 8.A.4 of Form 20-F granted to PagSeguro Digital Ltd. (the “Company”) by the Staff of the Securities and Exchange Commission, the Company hereby represents to the Securities and Exchange Commission as follows:

1.	The Company is not currently a public reporting company in any jurisdiction other than the United States and is not filing or listing its IPO in any other jurisdiction.

2.	The Company is not required by the laws or regulations of the Cayman Islands or the laws or regulations of any other jurisdiction outside the United States, or regulatory authority thereof, to publish audited financial statements for the year 2017 prior to February 28, 2018.

3.	Compliance with Item 8.A.4 is impracticable for the Company and would involve undue hardship.

4.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the proposed offering.

PAGSEGURO DIGITAL LTD.

By:	/s/ Eduardo Alcaro
Name:	Eduardo Alcaro
Title:	Chief Financial Officer
Date:	November 29, 2017